Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Closes Acquisition of Esurance and Answer Financial

NORTHBROOK, Ill., October 7, 2011 – The Allstate Corporation (NYSE: ALL) today announced that it has obtained all required regulatory approvals and closed its acquisition of Esurance and Answer Financial from White Mountains Insurance Group, Ltd. (NYSE: WTM). The purchase price was approximately $1 billion. The transaction is expected to be non-dilutive to Allstate’s earnings in the second full year of ownership.

“Allstate is uniquely positioned to serve different customer segments with unique products and services,” said Thomas J. Wilson, Allstate’s president, chairman and chief executive officer. “This transaction provides immediate incremental growth in customer relationships and makes Allstate the only company serving all four major consumer segments based on their preferences for advice and choice. Allstate agencies serve personal touch loyalists who prefer local personal advice and are brand-sensitive. Esurance provides the business platform to serve the self-directed, brand-sensitive market segment. Answer Financial strengthens our offering to self-directed consumers who want a choice between insurance carriers. Customers who utilize independent agents and are brand-neutral are served by our Encompass operation.”

In the coming months, the Esurance management team will work to enhance its operational and marketing effectiveness by leveraging Allstate’s brand, pricing expertise and claims capabilities. Allstate intends to maintain the current headquarters of Esurance in San Francisco and Answer Financial in Los Angeles. These operations will be reported in the Allstate Protection reporting segment.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer known for its “You’re In Good Hands With Allstate®” slogan. Now celebrating its 80th anniversary as an insurer, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800-Allstate®.

Esurance provides personal auto insurance direct to consumers online and through select agents, including sister company Answer Financial. Esurance is dedicated to constantly improving the way people shop for, buy, and manage their auto insurance. By combining the best of technology with industry know-how, Esurance is able to offer hassle-free coverage with 24/7 customer service and claims handling at competitive prices. For more information, visit www.esurance.com and www.answerfinancial.com.

#  #  #